UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 17, 2020

Sunrun Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
225 Bush Street, Suite 1400
San Francisco, California 94104
(Address of principal executive offices, including zip code)
(415) 580-6900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RUN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 17, 2020, Bob Komin, Chief Financial Officer of Sunrun Inc. (the “Company”) notified the Company of his intention to resign as Chief Financial Officer and Principal Financial Officer of the Company effective upon the appointment of his successor. Mr. Komin will continue to serve as a consultant to the Company until December 31, 2020, as set forth in the transition agreement between the Company and Mr. Komin dated April 22, 2020 (the “Separation Agreement”). Mr. Komin’s resignation is for personal reasons and not as a result of any disagreement with the Company regarding the operations, policies or practices of the Company. The Separation Agreement is filed as Exhibit 10.1 hereto, and the foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by the full text of the Separation Agreement, which is incorporated herein by reference.
On April 17, 2020, the Company entered into an offer letter with Tom vonReichbauer pursuant to which Mr. vonReichbauer agreed to join the Company on May 4, 2020 and assume the roles of Chief Financial Officer and Principal Financial Officer effective as of May 11, 2020. Previously, Mr. vonReichbauer, 38, served as a Vice President at Google LLC (an internet services company) since September 2018. Prior to Google, Mr. vonReichbauer was employed at Nest Labs, Inc. (a smart home products company) from January 2013 through September 2018, serving in a variety of roles including as Chief Business Officer and Chief Financial Officer. Mr. vonReichbauer holds a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.
Pursuant to the terms of the offer letter with Mr. vonReichbauer (the “Offer Letter”), he will receive an annual salary of $440,000 and a one-time sign on bonus of $100,000, each less applicable tax withholdings. Mr. vonReichbauer will also be eligible to participate in the Company’s Amended and Restated Executive Incentive Compensation Plan, with a target bonus of 80% of his base salary. Mr. vonReichbauer will also receive an initial equity award valued at $4,500,000 in the form of 50% in stock options and 50% in restricted stock units (“RSUs”), subject to the approval of the Company’s board of directors. The number of shares of common stock underlying the stock options granted will be determined based on the then-current Black Scholes value of the Company’s common stock on Mr. vonReichbauer’s start date, and the number of shares underlying the RSUs granted will be determined by dividing $2,250,000 by the average trailing 45 calendar-day closing price of the Company’s common stock, ending on the day prior to Mr. vonReichbauer’s start date. The shares subject to the stock options will vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments thereafter, subject to Mr. vonReichbauer’s continued employment with the Company. The shares subject to the RSUs will vest over four years, with 25% vesting after one year and the remainder vesting in equal quarterly installments thereafter, subject to Mr. vonReichbauer’s continued employment with the Company. The Offer Letter is filed as Exhibit 10.2 hereto, and the foregoing description of the Offer Letter is a summary only and is qualified in its entirety by the full text of the Offer Letter, which is incorporated herein by reference.
There are no family relationships between Mr. vonReichbauer and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. vonReichbauer has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment, Mr. vonReichbauer will enter into the Company’s standard indemnification agreement and participate in the Company’s Key Employee Change in Control and Severance Plan and Amended and Restated Executive Incentive Compensation Plan, each of which has previously been filed with the SEC.
A copy of the press release announcing these events is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d)   Exhibits.

Exhibit No.	Description

10.1	Separation and Consulting Agreement between Bob Komin and Sunrun Inc., dated as of April 22, 2020.
10.2	Offer Letter between Tom vonReichbauer and Sunrun Inc., dated as of April 17, 2020.
99.1	Press Release, dated April 23, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Jeanna Steele
Jeanna Steele General Counsel

Date: April 23, 2020